AGREEMENT FOR SALE OF GOODS

This Agreement for Sale of Goods is made on July 29, 2016 by and between Duonas Corp. (“Seller”) with its principal place of business at Osijek 50, Rijeka, Primorje-Gorski Kotar, Croatia, 51000 and Decoric Ltd., (“Buyer”) with its principal place of business at Ul. 22. Lipnja 28, Rijeka, Primorje-Gorski Kotar, Croatia, 51000 (“Parties”) for the purchase of the goods described below (“Goods”):

Decorative items made from cement, such as planters, vases, candleholders and many others, that will be specified at the invoice.

1. Term. This Agreement shall begin on July 29, 2016, and the end upon last order, unless the parties agree otherwise.

2. Delivery/ acceptance. Buyer agreed to accept the Goods in Seller’s office. Buyer will give Seller 20 days’ advance notice regarding the quantity requested by Buyer. Upon receipt of the request for acceptance Goods, Seller will arrange the Goods and prepare them for acceptance by Buyer in Seller’s office.

3. Risk of Loss. The risk of loss from any casualty to the Goods, regardless of the cause, will be the responsibility of the Buyer once the Buyer has accepted the goods.

4. Acceptance. Buyer will have the right to inspect the Goods, Buyer must give writing notice to Seller of any claim for damages on account of condition, quality, or grade of the goods, and Buyer must specify the basis of the claim in detail. Failure of Buyer to comply with these conditions will constitute irrevocable acceptance of the goods by Buyer.

5. Charges. Buyer shall provide Purchase Order to Seller upon and for each order. Buyer has the right to pay part of charges in advance and another part on terms of net 30 days receipt of Goods. Buyer can also pay in advance or after the Goods are accepted by the Buyer in total amount for each order accordingly, unless the parties agree otherwise.

6. Warranty. Seller warrants that the goods sold hereunder are new and free from substantive defects. Seller's liability under the foregoing warranty is limited to replacement of goods or refund of the purchase price at Seller's sole option. Seller makes no other warranty, express or implied.

7. Force Majeure. Seller may, without liability, delay performance or cancel this Agreement on account of force majeure events or other circumstances beyond its control, including, but not limited to, strikes, acts of God, political unrest, terrorism, embargo, failure of source of supply, or casualty.

8. Miscellaneous. This Agreement contains the entire agreement between the parties and supersedes and replaces all such prior agreements with respect to matters expressly set forth herein. No modification shall be made to this Agreement except in writing and signed by both parties. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

Agreement for Sale of Goods page 1 of 2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SIGNATURE AND NAME OF SELLER, /s/ Vladyslav Beinars Duonas Corp.	SIGNATURE AND NAME OF BUYER, /s/ Blagisa Togevic

Decoric Ltd.

Agreement for Sale of Goods page 2 of 2